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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

                      PETROCORP ACQUIRES CANADIAN COMPANY

     HOUSTON (January 7, 1997)--PetroCorp Incorporated (NASDAQ:PETR) today announced its acquisition of Millarville Oil & Gas Ltd., a privately held Alberta corporation that owns and operates oil and gas properties in Alberta, Canada. The transaction was completed on December 23, 1996.

     Proved developed reserves acquired in the transaction total 0.9 million barrels of oil and 6.4 Bcf of natural gas. Average net daily production from the properties in 1996 was 443 barrels of oil and 2,770 Mcf of natural gas. The cash acquisition price was $11.7 million ($US). PetroCorp, through its Canadian subsidiary PCC Energy Limited, will become operator of approximately 65% of the acquired reserves.

     On an unaudited pro forma basis, as though the transaction occurred at the beginning of 1996, the Millarville acquisition would have increased PetroCorp's 1996 revenues by $4.3 million, earnings by $0.9 million and cash flow by $2.9 million.

     Neil McBean, President and Chief Executive Officer of PetroCorp, said, "Strategically, the acquisition is a significant addition to our existing holdings in Alberta, one of our core areas. The acquisition is also important in establishing PetroCorp as an operator in Alberta, which we believe will open other doors to opportunity there.

     "We are very excited about these properties, both in the quality of existing reserves, and the opportunity to increase the reserves through additional development. We have already taken steps to improve the operating efficiency of the properties. During the first half of 1997, we will be acquiring 2-D and 3-D seismic data that we hope will confirm drilling plans for the second half of the year. At the corporate level, only a minimal increase in our staff will be necessary."

     PetroCorp, a Houston-based company, explores, develops and acquires oil and gas properties in North America. The Company operates principally in the states of Colorado, Oklahoma, Kansas, Texas and Mississippi and in the province of Alberta, Canada.

CONTACT: Craig K. Townsend, Vice President--Finance, (281) 875-2500.